ATTACHMENT 77K

On September 13, 2000, Ernst & Young LLP ("Ernst & Young") resigned as independent accountant for Valenzuela Capital Trust (the "Trust").
Ernst & Young was previously engaged as the accountant to audit the Trust's financial statements.

Ernst & Young, on October 13, 1999, issued a report on the Trust's financial statements as of October 1, 1999. Such report did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

The decision to accept Ernst & Young's resignation was recommended by the Trust's Audit Committee and approved by the Trust's Board of Trustees.

At no time preceding the resignation of Ernst & Young were there any disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreements in connection with its report. At no time preceding the resignation of Ernst & Young did any of the events enumerated in paragraphs
(1)(v)(A) through (D) of Item 304(a) of Regulation S-K occur.

The Trust engaged Arthur Andersen LLP as its new independent accountant on September 19, 2000. At no time preceding the engagement of Arthur Andersen did the Trust consult Arthur Andersen regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust's financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in Item 304(a) of Regulation S-K.

The Trust has provided Ernst & Young with a copy of these disclosures and has requested Ernst & Young to furnish the Trust with a letter addressed to the Commission stating whether it agrees with the statements made by the Trust herein and, if not, stating the respects in which it does not agree. Ernst & Young's letter is attached hereto.

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ERNST & YOUNG		Ernst & Young LLP	         Phone: (212)773-3000
			787 Seventh Avenue	         www.ey.com
			New York, New York 10019

EXHIBIT TO FORM N-SAR

September 29, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Gentlemen:

We have read Item 77K of Form N-SAR for the fiscal year ended September 30, 2000 of Valenzuela Capital Trust and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained in the above-referenced filing.

					/s/Ernst & Young LLP
					   Ernst & Young LLP